Exhibit 99.2

PRO FORMA FINANCIAL INFORMATION

On March 21, 2014, NV5 Holdings, Inc. (“NV5” or “the Company”) acquired AK Environmental, LLC (“AK”), a natural gas pipeline inspection, construction management and environmental consulting firm, primarily servicing the Northeast, Mid-Atlantic and Southeast United States (the “Acquisition”).

The following unaudited pro forma combined statement of income for the year ended December 31, 2013 is based on the historical financial statements of NV5, after giving effect to the Acquisition using the acquisition method of accounting.

In accordance with Rule 11-02(c)(1) under the Securities Exchange Act of 1934, as amended, of Regulation S-X, an unaudited pro forma combined balance sheet as of the end of the most recent period for which a consolidated balance sheet of the registrant is required by Rule 3-01 shall be filed unless the transaction is already reflected in such balance sheet. The Acquisition was included in the consolidated balance sheet of the Company as of March 31, 2014 as reported in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 filed with the Securities and Exchange Commission (“SEC”) on May 15, 2014, and, therefore an unaudited pro forma combined balance sheet reflecting the Acquisition is not required to be included herein.

The unaudited pro forma combined statement of income for the year ended December 31, 2013 is presented as if the Acquisition had been completed on January 1, 2013. For additional information, see the assumptions and adjustments described in the accompanying notes to the unaudited pro forma combined statement of income.

The unaudited pro forma combined statement of income is presented for illustrative purposes only and, therefore, is not necessarily indicative of the operating results that might have been achieved had the transaction occurred as of an earlier date, nor is it necessarily indicative of the operating results that may be achieved in the future.

The unaudited pro forma combined statement of income, including the notes thereto, should be read in conjunction with NV5’s audited historical consolidated financial statements for the year ended December 31, 2013 included in our Annual Report on Form 10-K for the year ended December 31, 2013, as well as AK’s audited financial statements for the year ended December 31, 2013 included in Exhibit 99.1 to this Form 8-K/A.

NV5 HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED COMBINED PRO FORMA STATEMENT OF INCOME

(UNAUDITED)

FOR THE YEAR ENDED DECEMBER 31, 2013

(in thousands, except share data)

	(1)	(2)
	NV5 Holdings, Inc.	AK Environmental, LLC	Pro forma Adjustments		Pro forma Combined

Gross revenues	$68,232	$24,005	$-		$92,237

Direct costs (excluding depreciation and amortization):
Salaries and wages	19,619	12,448	-		32,067
Sub-consultant services	12,337	504	-		12,841
Other direct costs	1,460	6,068	-		7,528
Total direct costs	33,416	19,020	-		52,436

Gross Profit	34,816	4,985	-		40,298

Operating Expenses:
Salaries and wages, payroll taxes and benefits	19,373	3,340	(200)	(A)	22,513
General and administrative	6,708	585	-		7,293
Facilities and facilities related	3,325	106	-		3,431
Depreciation and amortization	1,514	58	716	(B)	2,288
Total operating expenses	30,920	4,089	716		35,525

Income from operations	3,896	896	(516)		4,276

Other expense:
Interest expense, net	(263)	(41)	(90)	(C)	(394)
Total other expense	(263)	(41)	(90)		(394)

Income before income tax expense	3,633	855	(606)		3,882
Income tax expense	(874)	-	(96)	(D)	(970)

Net income	$2,759	$855	$(702)		$2,912

Earnings Per Share:
Basic	$0.75				$0.78
Diluted	$0.70				$0.72

Weighted average shares outstanding:
Basic	3,660,289		64,137		3,724,426
Diluted	3,967,056		64,137		4,031,193

______________________

(1) As reported in NV5’s Annual Report on Form 10-K for the year ended December 31, 2013 filed with the Securities and Exchange Commission (“SEC”) on March 28, 2014.

(2)     Derived from the audited historical financial statements included in Exhibit 99.1 to this Form 8-K/A.

See accompanying notes to unaudited condensed combined pro forma financial information.

NOTES TO CONDENSED COMBINED PRO FORMA FINANCIAL INFORMATION (dollars in thousands)

(UNAUDITED)

1. Basis of Pro Forma Presentation

On March 21, 2014, NV5 Holdings, Inc. (“NV5” or “the Company”) acquired AK Environmental, LLC (“AK”), a natural gas pipeline inspection, construction management and environmental consulting firm, primarily servicing the Northeast, Mid-Atlantic and Southeast United States (the “Acquisition”). The purchase price was $7,000 in cash, notes and our common stock, consisting of $3,500 in cash, a $3,000 promissory note (bearing interest at a rate of 3.0% per annum) that is payable in three payments of $1,000 plus accrued and unpaid interest each and due on the first, second and third anniversaries of the closing date of March 21, 2014, and $500 of our common stock (64,137 shares) as of the closing date.

2. Pro Forma Adjustments

The accompanying unaudited pro forma combined statement of income has been prepared as if the Acquisition was completed on January 1, 2013 for statement of income purposes and reflects the following pro forma adjustments:

(A) This pro forma adjustment reflects the agreed upon reduction in annual executive salaries in connection with the Acquisition.

(B) The Acquisition has been accounted for under the acquisition method of accounting. Under the acquisition method of accounting, the total acquisition consideration price was allocated to the assets acquired and liabilities assumed based on their preliminary estimated fair values. The fair value measurements utilize estimates based on key assumptions of the Acquisition, and historical and current market data. The excess of the purchase price over the total of estimated fair values assigned to tangible and identifiable intangible assets acquired and liabilities assumed is recognized as goodwill. In order to ultimately determine the fair values of tangible and intangible assets acquired and liabilities assumed for AK, we engaged a third party independent valuation specialist, however as of the date of this report, the valuation was not complete. The Company has estimated the preliminary purchase price allocations based on historical inputs and data as of March 21, 2014. The preliminary allocation of the purchase price is based on the best information available and is pending, amongst other things: (i) the finalization of the valuation of the fair values and useful lives of property and equipment acquired; (ii) finalization of the valuations and useful lives for intangible assets; (iii) finalization of the valuation of accounts payable and accrued expenses; and (iv) finalization of the fair value of noncash consideration. During the measurement period (which is the period required to obtain all necessary information that existed at the acquisition date, or to conclude that such information is unavailable, not to exceed one year), additional assets or liabilities may be recognized, or there could be changes to the amounts of assets or liabilities previously recognized on a preliminary basis, if new information is obtained about facts and circumstances that existed as of the acquisition date that, if known, would have resulted in the recognition of those assets or liabilities as of that date. The Company expects the purchase price allocations for the acquisition of AK to be completed by the end of the second quarter of 2014. NV5 estimated the fair value of the NV5 shares issued on a preliminary basis based on quoted market value on the closing date, net of an approximately 10% discount to recognize the legal restrictions imposed by the United States federal securities laws.

Trade names are amortized on a straight-line basis over their estimated lives of one year. Customer backlog and customer relationships are amortized based on the future expected revenues, with weighted average amortization periods ranging from 1 to 7 years. Non-compete agreements are amortized over their contractual lives of four years.

This pro forma adjustment reflects the amortization of intangible assets acquired in the Acquisition, based on the preliminary estimates of the fair values of the intangible assets acquired, and the estimated amortization periods:

Year ended December 31, 2013
Customer relationships	$223
Trade name	207
Customer backlog	222
Non-compete	65
Total amortization	$716

(C) This pro forma adjustment reflects interest expense on the $3,000 uncollateralized promissory note issued to the former owners of AK (bearing interest at a rate of 3.0% per annum), payable in three payments of $1,000 plus accrued and unpaid interest each and due on the first, second and third anniversaries of the closing date of March 21, 2014.

(D) This pro forma adjustment reflects the income tax effect of the operations of AK and of the pro forma adjustments using the statutory income tax rate of NV5 of 39%. Prior to the Acquisition, AK was organized as a partnership for federal and state income tax purposes and generally did not incur income taxes.